                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                            CURRENT REPORT PURSUANT
                         TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                        Date of Report:  August 28, 1997


                              TRANSIT GROUP, INC.
                      (F/K/A GENERAL PARCEL SERVICE, INC.)
                       ----------------------------------
              (Exact name of Small Business Issuer in Its Charter)


                                State of Florida
                                ----------------
                 (State or Other Jurisdiction of Incorporation)

      33-30123-A                                         59-2576629
      ----------                                         ----------
(Commission File Number)                    (I.R.S. Employer Identification No.)

         8923 Western Way, Suite 22  Jacksonville, FL         32256
         -------------------------------------------------------------
          (Address of Principal Executive Offices)          (Zip Code)


                                 (904) 363-0089
                                 --------------
                        (Registrant's Telephone Number)
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ITEM 5.  OTHER EVENTS.

The Registrant reported a deficit in stockholders' equity of $5,835,755 at June 30, 1997 on Form 10-QSB. On August 18, 1997, the Registrant was notified by the National Association of Securities Dealers ("NASD") that the Registrant was not in compliance with the minimum capital requirements for listing on NASDAQ Small Cap Market.

The Registrant's shareholders' equity has increased significantly since June 30,
1997 as a result of the closing of three capital raising transactions.   On July
11, 1997, the Registrant purchased all of the capital stock of Carolina Pacific Distributors, Inc. and the business and related assets operated and owned by the shareholders of Carolina Pacific with the payment of $3.5 million in cash at closing and the issuance of 1,733,000 shares of common stock of the Registrant to the shareholders of Carolina Pacific. Following these transactions the Registrant had stockholders' equity of approximately $16,512,720.

On August 15, 1997, the Registrant purchased Service Express, Inc. in a reverse triangular merger whereby all the outstanding shares of Service Express was exchanged for 903,226 shares of common stock of the Registrant. In addition, on the same day the Registrant closed the acquisition of Capital Warehouse, Inc. whereby all of the outstanding shares of capital stock of Capital Warehouse, Inc. was exchanges for 641,283 shares of common stock of the Registrant.

The Registrant, as part of its requirement with the NASD, is providing as an exhibit to this Form 8-K, a pro-forma for June 30, 1997 for the sole purpose of informing the NASD of its compliance with the capital requirements of NASDAQ Small Cap bylaws. THE UNAUDITED INFORMATION DATED JUNE 30, 1997 HAS BEEN PREPARED FOR THE NASD AND SHOULD NOT BE RELIED UPON FOR INVESTMENT PURPOSES.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

       (c)  Exhibits.
            --------

            99 Transaction Report Summary and Pro forma Consolidated Statement of Stockholders' Equity

                                   SIGNATURES

Pursuant to the requirements of the Security Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              TRANSIT GROUP, INC.
                              -------------------


                       By:_____________________________
                          Wayne N. Nellums, Vice President
                          Chief Financial Officer, and Secretary

                       Date:    August 29, 1997

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